Exhibit 99.1

1 Orion Group Holdings October 29, 2025, 9:00 AM ET Orion Group Holdings 3Q25 Conference Call October 29, 2025, 9:00 AM ET CORPORATE PARTICIPANTS Margaret Boyce - Investor Relations Travis Boone - Chief Executive Officer Alison Vasquez - Chief Financial Officer

2 Orion Group Holdings October 29, 2025, 9:00 AM ET PRESENTATION Operator Good day and welcome to the Orion Group Holding Third Quarter 2025 Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today's presentation, there will be an opportunity to ask questions. To ask a question, you may press star then one on your touchtone phone, and to withdraw your question, please press star then two. Please note this event is being recorded. I would like now to turn the conference over to Ms. Margaret Boyce of Investor Relations. Please go ahead. Margaret Boyce Thank you, Operator, and thank you all for joining us today to discuss Orion Group Holding's Third Quarter 2025 Financial Results. We issued our earnings release after market last night. It's available in the Investor Relations section of our website at OrionGroupHoldingsInc.com. I'm here today with Travis Boone, Chief Executive Officer of Orion, and Alison Vasquez, Chief Financial Officer. On today's call, management will provide prepared remarks, and then we we'll open up the call for your questions. Before we begin, I'd like to remind you that today's comments will include forward-looking statements under the federal securities laws. Forward-looking statements are identified by words such as will, be, intend, believe, expect, anticipate, or other comparable words and phrases. Statements that are not historical facts, are forward-looking statements. Our actual financial condition and results of operations may vary materially from those contemplated by such forward-looking statements. Discussion of the factors that could cause our results to differ materially from these forward-looking statements are contained in our SEC filings, including our reports on Form 10-Q and 10-K. With that, I’ll turn it over to Travis. Travis, please go ahead. Travis Boone Thank you, Margaret, and thank you all for joining us today. I'll cover our financial highlights and market update, and then I'll turn it over to Alison to discuss our detailed financials. Before I start, I'd like to highlight that Orion was recently recognized by ENR Magazine as number two in the top contractors in transportation in the marine and port facilities category, and number 15 in the top 20 concrete contractors in the U.S. This recognition reflects the strength of our team, the quality of our work, and the growing reputation we've built in both the marine and concrete markets. Now on to the quarter - I'm excited to announce that we delivered another strong third quarter marked by top- and bottom- line results, robust cash generation, good bookings, and market-leading safety metrics. We have also continued to advance strategic priorities, including expanding our bonding capacity by another $400 million, continuing to strengthen our board with the appointment of Robert Ledford, being shortlisted on Strategic INDOPACOM MACCs, and closing the sale of the East and West Jones property in October. With a strong balance sheet, disciplined capital deployment strategy, and focus on long-term strategic execution, our team is laying the foundation for Orion's next phase of growth.

3 Orion Group Holdings October 29, 2025, 9:00 AM ET As we enter the fourth quarter, Orion is well positioned to take advantage of multiple growing tailwinds that span robust AI investment, increasing domestic focus on reshoring manufacturing, commercial and public investment in marine infrastructure, and defense expansion across the Pacific. Our talented team is poised to build on our momentum and capture the exciting opportunities on our doorstep. Following another strong quarter of performance, and with a favorable outlook, we are pleased to raise our FY 2025 annual guidance for revenue, adjusted EBITDA and adjusted EPS that Alison will cover in detail in her remarks. Moving on to our opportunity pipeline, bookings and outlook, our aggregate pipeline is a healthy $18 billion with over $1 billion of opportunities that we have submitted and are awaiting award. During the third quarter, we booked over $160 million in new contracts and change orders that were balanced across our Marine and Concrete segments, with each of our operating regions contributing wins. Starting with our Marine segment, recent awards included installation of a crane trestle for a major transportation project and maintenance dredging for the Army Corps. Across our marine markets, activity remains strong with multiple opportunities advancing across all regions. In the Pacific, we are pleased that NAVFAC recently selected teams on which Orion is a key marine construction contractor on strategic multiple award, or MACC, contracts. As most of you know, these selections shortlist a group of pre-qualified contractors who can compete on future task orders, limiting the competitive landscape. Having been shortlisted based on our team's proven technical expertise, performance, and safety record, we are now eligible to pursue work in the Pacific that leverages our core marine capabilities. Most recently in September, our team was shortlisted on the $15 billion Pacific Deterrence Initiative contract, or PDI MACC. This MACC streamlines the acquisition process for major infrastructure projects throughout the Pacific, enabling faster execution of essential projects across the INDOPACOM region. Larger opportunities under this MACC are expected to be procured in mid to late 2026. In June, our team was shortlisted on the $8 billion Hawaii Wake Island MACC. These bidding vehicles are important milestones in our long-term growth strategy, and we expect that much of the Navy's Pacific infrastructure investment over the coming years will flow through these contract vehicles, along with several other MACCs that we are also pursuing. Our Atlantic business continues to be hot in both project delivery and opportunity outlook. Constant focus on operational excellence, commercial discipline, and pursuit prioritization combined to deliver strong profitability and a durable growth outlook ahead. The Gulf business is equally exciting with expanding backlog and an opportunity pipeline that gives us confidence in our growth outlook. We continue to see a healthy mix of negotiated private marine construction and dredging work supporting energy, chemical, and bulk material clients, along with robust public sector federal, state, and Port Authority opportunities. In summary, our Marine business is well-positioned in growing markets that value our proven track record of executing safely with predictable excellence. Moving on to concrete, our Concrete business continues to benefit from a strong, growing near-term opportunity pipeline that spans data centers, multi-story buildings, medical, warehouse, and

4 Orion Group Holdings October 29, 2025, 9:00 AM ET industrial manufacturing projects. Concrete awards in the quarter were led by multiple data center projects, a large cold storage facility, and a handful of manufacturing and healthcare projects. Demand for data centers shows no sign of slowing, and our deep partnerships and track record with major hyperscalers and general contractors in this space position us well from a competitive standpoint to continue to win work and capture that growth. Having delivered 39 data center projects, we've earned a strong reputation for reliability and performance, which we're now using to fuel expansion into Florida, Arizona, and other high-growth data center markets. And finally, I'm very pleased to share that we closed on the sale of our East and West Jones property in October for a purchase price of $23.5 million, something our team has been advancing for quite some time, as many of you are keenly aware. We intend to use the proceeds to reduce debt and for general corporate purposes. In connection with the sale of this property, we also entered into an exclusive dredge spoils agreement with the buyer that gives Orion the right to deliver dredged spoils to the property for 10 years, giving our team a competitive advantage in the Houston Ship Channel. In summary, as we look ahead, I'm confident in our positioning and optimistic about the future. The AI boom, combined with lower interest rates and lucrative incentives for our clients to invest domestically, are catalyzing our Concrete segment. On the Marine side, increased federal investment in military infrastructure as well as port expansions and dredging that are required to keep pace with maritime transportation and logistics are clear catalysts to growth. I couldn't be more pleased with our talented team, and I'm excited about Orion's positioning to build on our momentum and capture the significant opportunities ahead. I'll now turn it over to Alison to review our financial results. Alison? Alison Vasquez Okay, excellent. Really good stuff, Travis. Thank you. Let's dive into the numbers. So first, the consolidated results for the quarter. We're pleased to report revenue of $225 million, operating income of $5 million, adjusted EBITDA of $13 million, and adjusted EPS of $0.09 per share in the quarter, which results were generally in line with management's estimates and in line with our updated full-year guidance, which I'll cover shortly. From a sequential perspective, these results represent 10% growth in revenue, 20% growth in adjusted EBITDA, and 27% growth in adjusted EPS. The sequential top- and bottom- line growth were driven by increased volume, strong execution, favorable utilization, primarily in our marine segment, and reduced borrowing costs. As compared to the third quarter of 2024, our 2025 results were comparable for revenue, lower for operating income, adjusted EBITDA, and adjusted EPS. This reduction was caused primarily by favorable project closeouts in 2024 that did not reoccur this quarter, an increase in SG&A to support and invest in business growth, a decrease in gain on sale of disposals as compared to 2024, and partially offset by reduced borrowing costs in 2025. I'm pleased to report that we generated $23 million in operating cash flow in the quarter and $14 million year-to-date. We wrapped up the quarter with $21 million of net debt or just under half a turn of leverage on a TTM EBITDA basis, which is a very healthy place for Orion. As the boss covered earlier, in October, we were very happy to close on the sale of the East and West Jones property. The transaction resulted in a significant cash upside of over $22 million, net of

5 Orion Group Holdings October 29, 2025, 9:00 AM ET commissions and taxes, and a nominal book charge, which will be reflected in our fourth quarter results. We expect to use the proceeds to pay down debt and for general corporate purposes. From a backlog perspective, we added approximately $160 million in new awards and change orders in the quarter, and at quarter end, backlog stood at $679 million. Moving on to segment results, from a segment perspective, Marine revenues increased just about 2% over the third quarter of 2024 and 6% sequentially to $143 million in the quarter, and Marine adjusted EBITDA grew over 50% to $18 million in the quarter, which represents a 12% margin this period compared to 8% in the same quarter of 2024. Strong Marine margins are attributable to a greater mix of higher margin revenue, excellent execution in project closeouts, and favorable equipment utilization. Concrete revenues decreased 5% over prior years and were up 17% sequentially to $82 million in the quarter, and Concrete incurred a $4 million loss in adjusted EBITDA for the quarter compared to a $4 million profit in the third quarter of 2024. The reported adjusted EBITDA reduction is primarily attributable to favorable project closeout benefits in 2024 that did not reoccur in 2025. Some weather issues in the quarter also impacted chargeability in our Concrete business this quarter. For reference, Concrete's contribution EBITDA margin in the quarter was right at 2%. I'll wrap up with our guidance update. We're very pleased to update our full year 2025 guidance as follows. Increasing our revenue guide to $825 million to $860 million, increasing our adjusted EBITDA guide to $44 million to $46 million, increasing our adjusted EPS guide to $0.18 to $0.22, and reiterating our CapEx guide of $25 to $35 million. I'll now pass it back to Travis to wrap it up. Travis Boone Thanks, Alison. We have all the pieces in place to finish the year strong, and I'm even more excited about what lies ahead in 2026 and beyond. I want to thank our shareholders for their continued confidence in us and our people for the exceptional work they do every day in the field to deliver safely for our customers. Operator, we're ready to take questions. QUESTION AND ANSWER Operator Thank you. We will now begin the question and answer session. To ask a question, you may press star then one on your touchtone phone. If you're using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press star then two. And our first question today will come from Aaron Spychalla with Craig-Hallum. Please go ahead. Aaron Spychalla Yeah, good morning, Travis and Alison. Thanks for taking the questions. First for me, noticed a slide in the deck on the pipeline, detail and award dates and opportunity size. Can you just maybe talk a little bit about that? Has that split by opportunity size been pretty consistent and just any thoughts on expected traction with some of those larger opportunities?

6 Orion Group Holdings October 29, 2025, 9:00 AM ET Travis Boone Morning, Aaron. Sure. We have been talking about our pipeline for a while and the increase in size of our pipeline. We have been working to provide some more information on the pipeline based on a lot of questions about it. And so, we just tried to find a way to break it up so people could have a little better feel for what's in there, when it's coming, and the size of the opportunity. But generally speaking, I would say it's fairly consistent. Our pipeline for next year is very strong. Still got some good opportunities this year that we're working on bringing in the door and good, very strong opportunities for 2026. So, anything to add to that? Alison Vazquez Just to reiterate the comment from the call on the over a billion dollars of award -- or projects and opportunities that we have that are in the queue awaiting award decisions. The number has stayed pretty consistent around that $1.2 billion, so over $1 billion, which is a really healthy place for us to be. That number has actually grown through the year. If we look back through the earlier part of the year, just because of some of the delays that we're seeing and some of it with some of our clients and some of the pauses that our clients have put on, so it's nice to see that bid submitted and awaiting award number continue to be a very robust $1.2 billion. Aaron Spychalla Understood. Thanks for the color there. And then does that include the opportunity in Washington with the estuary, or maybe just can you give an update there on how that-- Travis Boone --Yeah, good question. So that's the Deschutes Estuary project that we won almost a year ago, won I believe in late 2024, early 2025 timeframe. It's not included in the pipeline. It's in a weird spot where it's an awarded, not booked, project because we've won it, but it's not in backlog, nor does it show up in our pipeline. It's in a kind of a weird limbo spot until we actually get under contract to do the work, which is probably going to be about a year or so out before we actually start that work. So good question. Aaron Spychalla Got it. And then can you just give a little bit more detail on the data center opportunity, just how much of the Concrete business does that represent today and maybe the pipeline there? Are you seeing quoting pick up, average deal size pickup, and just how you're thinking about opportunity there as we head into 2026? Travis Boone Definitely, it's remained very steady on the data center opportunity side of things. We've been bidding quite a large number of projects on data centers. To your question specifically, it's about 27% of our pipeline is data centers and about 27% of our Q3 revenue in the quarter was data centers. And lots of continuing activity there with bid opportunities. Aaron Spychalla Understood. Thanks for taking the questions. I will turn it over. Travis Boone Thanks, Aaron. Operator The next question is from Liam Burke with B. Riley Securities. Please go ahead.

7 Orion Group Holdings October 29, 2025, 9:00 AM ET Liam Burke Thank you. Good morning, Travis. Good morning, Alison. Alison Vasquez Good morning. Travis Boone Good morning, Liam. Liam Burke Travis, you had -- or Alison touched on the negative operating profit for Concrete. We're looking at sequential backlog step up. Could we anticipate a more profitable mix in the backlog as we move into the fourth quarter? Travis Boone Yes, definitely. We're expecting Concrete to continue to be in a good place. As she mentioned, when you compare it over last year, it doesn't look super favorable based on some big pickups around this time last year. But as far as the concrete business, we remain confident in the profitability and the good business that it is. Liam Burke Great, thank you. And have you seen any either good or bad movement on major projects due to policy changes with the administration? Travis Boone None that affect us, no. We haven't seen any movement related to policy changes. Some of the movement that's happened has been related to there's been movement in the private sector over the last couple of quarters with awarding projects based on kind of uncertainty around tariffs and things like that. There's been some movement in other -- whether it's the Navy opportunities in the Pacific that I talked about last quarter, some of that slid out a year based on funding from Congress and some other things, but no policy-related shifts or changes. Alison Vasquez Yeah, I would just add that, from a regulatory perspective, I mean, the deregulation that we're seeing happening is a benefit to our clients and some of the tax benefits that are coming in on deductibility of interest and deductibility of fixed assets, the acceleration of those things, those things should continue to reduce the variability of the outlook for our commercial clients especially. Liam Burke Great. Thank you, Travis. Thank you, Alison. Alison Vasquez Of course. Operator The next question will come from Brent Thielman with DA Davidson. Please go ahead. Brent Thielman Hey, thanks. Good morning. Travis or Alison, maybe the first question just back to Marine, I'm trying to think through these really strong results here, the contribution from your two big projects

8 Orion Group Holdings October 29, 2025, 9:00 AM ET to those margins. And then I guess when we get into the point of what we think is kind of a sustainable margin threshold going forward for the segment, especially considering some of the somewhat slower bookings here in the last couple of quarters. Alison Vasquez Sure, I'll start on that. From a margin perspective, we were really pleased with Marine's performance in the quarter. And I would say that there were some -- we saw some benefits that came through, some upsides, but I would also add that they were not unusual in terms of the amounts or the magnitude. We had really great performance across the business. We had great performance across the Atlantic, in the Gulf, and we had really strong performance in dredging, which you'll see just the uptick in those when we publish the Q later today. But the dredging was very strong in the quarter, which ultimately benefits us top line and bottom line because of the very favorable equipment utilization that we get out of that. So, while there were a handful of upsides that we recognized in the quarter, I wouldn't say they were meaningful. I would say that the more meaningful driver of performance was really the operational performance, really led this quarter by dredging, so hats off to that team. Brent Thielman Okay. And then the elevated SG&A, Alison, as you mentioned, is sort of a factor for the lower year-on-year EBIT performance. I guess your thoughts on where that goes going forward, what does that predominantly focus toward, sort of how do you harvest that investment you're making in the business as we think about that going forward? Alison Vasquez Sure. I would say that a couple of million dollars of that SG&A uptick from a year-over-year perspective is related to investments in the business, like just directly in the advancement of or the expansion into the Atlantic or region for Concrete, into Phoenix, some of those offices that we're investing in that we're setting up so that they will fuel some of the organic growth that we are expecting going forward. And then I would say that probably the other big driver is there is some lumpiness associated with how certain employee costs were recorded last year as compared to this year that created a quarter over quarter increase, but from a sequential perspective, pretty consistent and in line. Brent Thielman Okay. And then last one - just in consideration of the balance sheet here, you've obviously got the property sale, which comes in at the end of the year. Maybe just your expectations for cash flow in the fourth quarter, I guess, especially as some of these larger projects wind down, presumably receivables come in. Should we -- or could we see a sort of big windfall in cash flow into year end? Alison Vasquez The East and West Jones, for sure, results in $23 million of cash that drops to the bottom line. Now, that'll go through investing. So, that'll be an investing activity, not an operating activity, but cash in our treasury, which is nice, and that cash -- we have already received that cash, so it's nice to have that in our pocket now. From the rest of the business perspective, I don't see really a downturn in the cash collection cadence. The team is really focused on very keenly identifying, targeting and going after and reducing our past due balance sheet and really optimizing working capital on the balance sheet. And I think that we can see that -- while we only report from a quarter- to-quarter perspective, you can see that really in the interest expense and the significant step down that we had this quarter from an interest expense perspective, and that step down is

9 Orion Group Holdings October 29, 2025, 9:00 AM ET related to just a significant amount of work that the team has put in to optimizing the balance sheet so that we could minimize borrowings under the revolver. So, do I think that, from a fourth quarter perspective, we could see good cash. We will see good cash from East and West Jones. We've not seen a slowdown in cash collection activity in the rest of the business. We have a couple of months to go, so we'll see. But so far through October, it's been good. Brent Thielman Okay. Thank you. Travis Boone Thanks, Brent. Operator The next question will come from Alex Rygiel with Texas Capital. Please go ahead. Alex Rygiel Thank you. Good morning, Travis and Alison, and congratulations on the sale of East and West Jones. That's great news. Alison Vasquez Thank you. Travis Boone Thanks, Alex. You've been you've been hearing us talk about that for a lot of years, so. Alex Rygiel Good to see you got the sale done. Quick question for you on that - is there a way for us to think about what the present value of the dredge spoils sort of 10-year agreement is at that site? Travis Boone Yeah, we're going to keep the details on that just for competitive advantage purposes to ourselves, but part of the reason we were okay taking a lower purchase price on that is because we were able to find a way to kind of use the property again through being able to use it for dredge spoils going forward. Alex Rygiel That's good news. And then as it relates to your expanded bonding capacity, can you talk about the value of bonds you have outstanding right now? And I guess what I'm trying to get to here is just what is the kind of remaining opportunity balance that you have with that new bonding capacity? Travis Boone I'll say it this way. We had a fair amount of available capacity before we got this increase. What this does is just allow us to continue to bid larger projects and facilitate the growth that we see coming here in the next few years. So, we'll obviously -- we're going to keep working on adding additional bonding capacity to the mix to continue to kind of stay in front of our ability to grow and bid bigger projects.

10 Orion Group Holdings October 29, 2025, 9:00 AM ET Alex Rygiel And then lastly, as it relates to the data centers, have you seen a notable increase in the size of the project opportunity for these data centers? And how's that compare to say two or three years ago? Travis Boone Compared to two or three years ago, I would say definitely there's some bigger ones in the mix now. We did do a large one a couple of years ago in North Texas, but it seems -- and that was kind of a one-off, but it seems like now there are more of those larger type -- or larger data centers that we have visibility to and are bidding on. We've talked about the one we're working on in Iowa. It's a large data center, a very large data center. Alex Rygiel Thank you very much. Operator Again, if you have a question, please press star, then one. Our next question will come from Jason Ursaner with Bumbershoot Holdings. Please go ahead. Jason Usaner Good morning. Thanks for taking my questions, and congrats on finally closing the East and West Jones sale and a great quarter. It was about a year ago that I was asking you during the World Series about this Field of Dreams vision, and there was kind of clear daylight for significant growth in demand for the marine services coming over the next couple of years and just not a lot of contention. It felt like you'd built the right platform to capitalize it. And so, the question I had then was kind of really around execution and margin profile. And so, it feels like kind of, this year, some of those big pursuits with the Navy slid out a little bit, kind of started to talk about the transformational growth 2026 and beyond. And so not a lot of change in the vision, but just kind of maybe this delayed onset, so just kind of to update on the overall long-term vision that you're building it and that it's coming. On the demand side, everything from your prepared script, the bonding, the pre-approved MACC team, kind of sounds like there's still a lot of clear catalysts that all the growth is coming, and answered it a little bit in the Q&A, but maybe just reiterate anything that could cause shocks to that investment in the Pacific and just sort of this whole vision of demand materializing. And then to the extent that it does kind of come the way you're envisioning, whether you still think it's likely to translate to some of those long-term profitability targets that you previously laid out? Travis Boone Sure, thanks, Jason. I think you answered your question for me I think a little bit, but definitely, the way we saw it a year ago, we still see the same -- we still see everything the same if not even more confident now because we've delivered on getting some things accomplished over the last year that we were working toward. And so as far as the vision, if you will, is still the same. The only thing that's changed a little bit is some of those delays and some of the bigger contract opportunities in the Pacific that slid out a year. So that's really the only thing that's changed from a year ago. And so, we're continuing to invest and work toward the growth opportunity that we see in front of us. Everything is going as planned. Everything that's in our control is going better than planned, I would say. And there's a couple of -- the biggest thing out of our control is those opportunities sliding to the right. But we feel like we've executed well on our plan, and we've delivered, and

11 Orion Group Holdings October 29, 2025, 9:00 AM ET we're gonna continue to do that. And when those opportunities do show up, we're gonna knock them down and keep going. Alison Vasquez Yeah, and I would just add to that, Jason, the beautiful part about this business is it's not singularly threaded. Like this is a multifaceted business. And so, the opportunities in the Pacific are exciting, and they afford us some pretty interesting growth catalysts in the future. But today, we're starting on a large project in Texas on a large bridge project over water. We have a big port project that's going on in South Carolina. So, there are a number of other opportunities that we pursue and that we win and that we are executing that are outside of the Pacific. The Pacific is exciting, but it's not the only story here. Jason Usaner Okay, great. I appreciate the answers, and congrats on a great quarter. Travis Boone Thanks, Jason. Alison Vasquez Thanks. CONCLUSION Operator This concludes our question and answer session. I would like to turn the conference back over to Mr. Travis Boone for any closing remarks. Please go ahead. Travis Boone Thank you all for joining our call today. We're super excited about where we are as a company and looking forward to coming back to you with our year-end results here in a few months. And also want to thank our team, all of you guys working hard every day to make this business work. Thank you. Operator The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.